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                                                                     Exhibit (m)

                       THE METZLER/PAYDEN INVESTMENT GROUP
                   DISTRIBUTION AND SHAREHOLDER SERVICING PLAN

The Board of Trustees (the "Board") of The Metzler/Payden Investment Group (the "Trust") has approved the adoption of the Distribution and Shareholder Servicing Plan (the "Plan") set forth below with respect to the distribution of Class A shares of beneficial interest ("shares") of its various series currently and hereafter in effect (each a "Fund" and collectively the "Funds"). This Plan is designed to conform to the requirements of Rule 12b-1 promulgated under the Investment Company Act of 1940, as amended (the "Act").

The Trust on behalf of each Fund has entered into a distribution agreement with Payden & Rygel Distributors, Inc. (the "Distributor") pursuant to which the Trust will employ the Distributor to distribute shares of the Funds. Under this Plan, the Trust on behalf of the shares of each Fund intends to compensate the Distributor for expenses incurred, and services and facilities provided, by the Distributor in distributing shares of the Fund.

                                    THE PLAN

The material aspects of the Plan are as follows:

SECTION 1. The Funds will pay the Distributor for: (a) expenses incurred in connection with advertising and marketing shares of the Funds, including but not limited to any advertising or marketing via radio, television, newspapers, magazines, telemarketing or direct mail solicitations; (b) periodic payments of fees for distribution assistance made to one or more securities dealers, or other industry professionals, such as investment advisers, accountants, estate planning firms and the Distributor itself (collectively "Service Organizations") in respect of the average daily value of the shares of each Fund beneficially owned by persons ("Clients") for whom the Service Organization is the dealer of record or holder of record or with whom the Service Organization has a servicing relationship, and (c) expenses incurred in preparing, printing and distributing the Funds' prospectuses and statements of additional information with respect to shares of the Funds (except those used for regulatory purposes or for distribution to existing shareholders of the Funds).

           The Funds will also reimburse the Distributor for fees paid by the Distributor to Service Organizations for the provision of support services to their Clients who are beneficial owners of shares of the Funds. Such services may include: (a) establishing and maintaining accounts and records relating to Clients who invest in shares; (b) aggregating and processing purchase, exchange and redemption requests for shares from Clients and placing net purchase and redemption orders with respect to the shares; (c) investing, or causing to be invested, the assets of Clients' accounts in shares pursuant to specific or pre-authorized instructions; (d) processing dividend and distribution payments from the Trust on behalf of Clients; (e) providing information
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periodically to Clients showing their positions in shares; (f) arranging for bank wires; (g) responding to Client inquiries relating to the services performed by Service Organizations; (h) providing sub-accounting services with respect to shares beneficially owned by Clients or the information to the Trust necessary for sub-accounting services; (i) preparing any necessary tax reports or forms on behalf of Clients; (j) if required by law, forwarding shareholder communications from the Funds (such as proxies, shareholder reports, annual and semi-annual financial statements and dividend, distribution and tax notices) to Clients; (k) assisting Clients in changing dividend options, account designations and addresses; and (l) providing such other similar services as the Distributor may reasonably request to the extent the Service Organization is permitted to do so under applicable statutes, rules or regulations.

SECTION 2. While this Plan is in effect the Distributor will be compensated by each Fund for such distribution and shareholder servicing expenses that are incurred, and services and facilities that are provided, in connection with shares of the Fund on a monthly basis, at the annual rate of 0.25% of the average daily net assets of the shares of the Fund. These monthly payments to the Distributor will be made in accordance with and subject to the conditions set forth below. For the purposes of determining the amounts payable under the Plan, the value of a Class' net assets will be computed in the manner specified in the Fund's prospectus and statement of additional information as then in effect for the computation of the value of the Fund's net assets.

The distribution fees payable to the Distributor are designed to reimburse the Distributor for the expenses it incurs and the services it renders in distributing Shares of the Fund only to the extent of the reimbursable amounts expended by the Distributor. If in any month the Distributor is due more fees for distribution and shareholder services than are immediately payable because of the expense limitation under the Distribution Plan, the unpaid amount is carried forward from month to month while the Distribution Plan is in effect, until it is paid. However, no carried forward amount will be payable beyond the fiscal year in which the amount was incurred, and no interest, carrying or other finance charge will be borne by the shares with respect to any amount carried forward.

SECTION 3. Payments by the Distributor to a Service Organization described in this Plan will be subject to compliance by the Service Organization with the terms of an appropriate agreement between the Service Organization and the Distributor. If an investor in a Fund ceases to be a client of a Service Organization that has entered into an appropriate agreement with the Distributor, but continues to hold shares of the Fund, the Distributor will be entitled to receive similar payments in respect of the distribution assistance provided with respect to such investor.

SECTION 4. The Distributor will provide the Board, at least quarterly, with a written report of all amounts expended pursuant to this Plan. The report will state the purposes for which the amounts were expanded.


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SECTION 5. This Plan will not take effect with respect to a Fund until it has been approved by a vote of a majority of the outstanding voting securities (as defined in the Act) of the class of shares of the Fund to which it is applicable; provided, however, that no such approval will be required with respect to a class of shares of a Fund if the Plan takes effect with respect to the shares prior to any public offering of shares or the sale of such shares to persons who are not affiliated persons of the Trust, promoters of the Trust or affiliated persons of any such promoter. If so approved (or if no such approval is required), this Plan, unless earlier terminated in accordance with its terms, will continue in full force and effect thereafter for successive annual periods provided such continuance is approved by a majority of the Board, including a majority of the Trustees who are not "interested persons" (as defined in the Act) of the Trust and who have no direct or indirect financial interest in the operation of this Plan or in any agreements entered into in connection with this Plan (the "Disinterested Trustees"), pursuant to a vote cast in person at a meeting called for the purpose of voting on the continuance of the Plan.

SECTION 6. This Plan may be amended at any time by the Board provided that (i) any amendment to increase materially the costs which the shares of any Fund may bear for distribution pursuant to this Plan will be effective only upon approval by a vote of a majority of the outstanding shares of the Fund, and (ii) any material amendments of the terms of this Plan will become effective only upon approval by a majority of the Board and a majority of the Disinterested Trustees pursuant to a vote cast in person at a meeting called for the purpose of voting on the Plan.

SECTION 7. This Plan is terminable, as to the shares of any Fund, without penalty at any time by (i) vote of the majority of the Disinterested Trustees, or (ii) vote of a majority of the outstanding shares of such Fund.

SECTION 8. The Board has adopted this Plan as of October 29, 2003.


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